Exhibit (10.1)

EXECUTION COPY

LOAN AGREEMENT

between

SEVCON, INC.
as the Borrower

and

FrontFour Capital Group, LLC
as the Lender

May 22, 2017

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of May 22, 2017, between SEVCON, INC., a Delaware corporation (the “Borrower”) and FrontFour Capital Group, LLC (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender make a term loan to the Borrower in the principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), which amount the Lender is willing to make available to the Borrower subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and to induce the Lender to extend credit to the Borrower and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree as follows:

ARTICLE I.
DEFINITIONS

As used herein, the following capitalized terms shall have the meaning set forth below:

“Affiliate” shall mean, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.

“Agreement” shall mean this Loan Agreement, as the same may be amended or modified from time to time.

“Benefit Plan” shall mean a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which the Borrower or any Subsidiary or ERISA Affiliate of the Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“BMPS Term Loan Facility” means the term loan facility in favor of the Borrower as described by that certain Term Loan Agreement dated as of January 27, 2016, as amended, by and between the Borrower and Banca Del Monte Dei Paschi Di Siena S.p.A., acting through its New York branch, as the lender, and all other agreements and documents described thereunder.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close under the laws of the United States of America or the State of New York.

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Investor, of Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or approved; or (c) the Borrower shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, at least 100% of the outstanding Stock of any Subsidiary except as may result from any merger, consolidation or other reorganization permitted under this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as revised from time to time.

“Commitment Period” shall me the period of time beginning on the Execution Date and ending 5:00 pm (eastern time) on the Commitment Termination Date.

“Commitment Termination Date” shall mean August 22, 2017; provided, however, if prior to 5:00 p.m. (eastern time) on August 21, 2017, the Borrower has (x) delivered to the Lender a Notice of Commitment Period Extension and (y) paid to the Lender in immediately available funds an extension fee in the amount of $150,000, the “Commitment Termination Date” shall mean November 22, 2017.

“Default Rate” shall mean a per annum rate of interest equal to the rate of interest applicable to an Obligation determined pursuant to Section 4.1, plus two percent (2.0%).

“Dollar” and “$” shall mean dollars in lawful currency of the United States of America.

“Environmental Law” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on the Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Issuance” shall mean any issuance by the Borrower to any Person of its equity interests, other than (a) any issuance of its equity interests pursuant to the exercise of options or warrants, (b) any issuance of options or warrants relating to its equity interests in the ordinary course of business in accordance with customary practices of the Borrower, and (c) any issuance by the Borrower of its equity interests as consideration for an acquisition.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrower or its Subsidiaries under Code Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrower or its Subsidiaries under Code Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which the Borrower or any of its Subsidiaries is a member under Code Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any Person subject to ERISA that is a party to an arrangement with the Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of the Borrower or its Subsidiaries under Code Section 414(o).

“Event of Default” has the meaning set forth in ARTICLE VIII hereof.

“Execution Date” shall mean the date first set forth above in this Agreement.

“Funding Date” shall mean each date on which the Lender has advanced all or any portion of the Term Loan to the Borrower.

“GAAP” for any Person, shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied by the Borrower on a basis consistent with the Borrower’s most recent financial statements furnished to the Lender pursuant to the provisions of this Agreement. All accounting terms used in this Agreement, unless otherwise defined, shall have the meanings ascribed to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

“Governmental Authority” shall mean any domestic or foreign, federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Indebtedness” shall mean any obligation of a Person for the payment of money to any other Person, including without limitation (i) indebtedness for money borrowed, (ii) purchase money obligations, (iii) leases evidencing the acquisition of capital assets, (iv) reimbursement obligations; provided, however, that reimbursement obligations supporting credit or liquidity facilities shall not constitute Indebtedness until such time as a reimbursement payment becomes due and payable under the agreement entered into in connection with such reimbursement obligations, and (v) guaranteed indebtedness, but excluding (a) obligations for supplies, services and pensions allocable to current operating expenses during the current or future fiscal years in which the supplies are to be delivered, the services rendered, or the pensions paid and (b) rentals payable in the current or future fiscal years under leases that are not capital leases and not required to be included as indebtedness under GAAP.

“Initial Funding Date” shall mean the first date on which the Lender advances any portion of the Term Loan to the Borrower

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lien” shall mean any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, option, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Loan Documents” shall mean this Agreement, the Note, and all documents, instruments and agreements relating to the foregoing, and any amendment, modification or supplement, from time to time, to any of the foregoing.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Change” shall mean a material adverse change with respect to (a) the business, operations, property, or financial condition of the Borrower or (b) the ability of the Borrower to perform its obligations under the Loan Documents.

“Maturity Date” shall mean the earliest to occur of (a) the date that is one (1) calendar year after the Initial Funding Date, or, if such day is not a Business Day, the next succeeding Business Day, (ii) the date (if any), that the Lender declares an Event of Default pursuant to ARTICLE VIII of this Agreement, (iii) the date the loans under the BMPS Term Loan Facility are repaid in full or (iv) the date (if any) a Change of Control shall occur.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Note” shall mean the Promissory Note dated the Execution Date made by the Borrower to the Lender pursuant to this Agreement, substantially in the form attached as Exhibit A to this Agreement.

“Notice of Borrowing” shall mean a notice, substantially in the form of Exhibit B hereto, delivered by the Borrower to the Lender pursuant to Section 2.2 of this Agreement.

“Notice of Commitment Period Extension” shall mean the notice, substantially in the form of Exhibit C hereto.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Obligations” shall mean all of the Borrower’s liabilities, obligations and indebtedness to the Lender of any and every kind and nature arising under this Agreement.

“Organizational Documents” shall mean the certificate of incorporation and by-laws of the Borrower, together with any and all other consents or resolutions and such other agreements related to the corporate governance of the Borrower; in each case including any and all modifications thereof as of the date of the document referring to such Organizational Document and any and all future modifications thereof.

“Patriot Act” has the meaning set forth in Section 6.15.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Investor” shall mean, collectively, Mario J. Gabelli, GGCP, Inc. and GAMCO Investors, Inc. and related entities reporting ownership of Sevcon, Inc. securities collectively on SEC Schedule 13D.

“Person” shall mean any natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Requirement of Law” shall mean, as to any Person, any law, rule, treaty, regulation or determination of any Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or assets or to which any such Person or any of its Property or assets may be bound or affected.

“Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

“Solvent” shall mean, with respect to any Person as of any date of determination, that (a) valued on a going concern basis, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent,” as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stock” shall mean all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, limited liability company interests or any other equity security.

“Subsidiary” of a Person shall mean a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Term Loan” has the meaning set forth in Section 2.1 hereof.

“Term Loan Commitment” has the meaning set forth in Section 2.1 hereof.

“Termination Date” shall be the earlier of (a) the Maturity Date, (b) the Commitment Termination Date and (c) the date on which this Agreement is terminated pursuant to the terms hereof.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

ARTICLE II.
TERM LOAN

2.1          Term Loan. The Lender agrees to advance, on the date or dates determined in accordance with Section 2.2, a term loan (the “Term Loan”) to the Borrower in the aggregate amount of Ten Million Dollars ($10,000,000.00) (the “Term Loan Commitment”). The Term Loan Commitment shall expire and be of no further force and effect at 5:00 p.m. (Eastern Time) on the last day of the Commitment Period.

2.2          Availability; Notice. Subject to the terms and conditions of this Agreement, the Term Loan is available in up to three disbursements from the Lender between the date of this Agreement and 5:00 p.m. (Eastern Time) on the Commitment Termination Date. The borrowing of the Tem Loan shall be made upon the Borrower’s irrevocable notice to the Lender, given by delivery of the Notice of Borrowing to the Lender. The Notice of Borrowing must be received by the Lender not later than 2:00 p.m. (Eastern Time) one (1) Business Day prior to the requested date of such borrowing. Following receipt of the Notice of Borrowing, subject to the terms and conditions of this Agreement, the Lender shall make the requested funds available to the Borrower not later than 2:00 p.m. (Eastern Time) by wire transfer of such funds, in accordance with instructions provided to the Lender by the Borrower in the Notice of Borrowing. The initial advance of the Term Loan on the Initial Advance Date shall be in a minimum amount of Five Million Dollars ($5,000,000.00) and each subsequent advance of the Term Loan shall be in the minimum amount of Two and One-Half Million Dollars ($2,500,000.00) or, if less, the remaining undrawn amount of the Term Loan Commitment.

2.3          Use of Proceeds. The proceeds of the Term Loan may be used for general corporate purposes of the Borrower.

ARTICLE III.
THE NOTE

3.1          Note. The Term Loan shall be evidenced by a Note, substantially in the form of Exhibit A attached hereto, which shall be payable to the order of the Lender and shall bear interest as provided in Article IV.

ARTICLE IV.
INTEREST RATES AND FEES

4.1          Interest Rate. Outstanding amounts under the Note shall bear interest at a rate of ten percent (10%) per annum.

4.2          Term Loan Commitment Fees. On or prior to the Execution Date, in consideration for the Term Loan Commitment, the Borrower shall pay to the Lender a commitment fee of Four Hundred and Fifty Thousand and 00/100 Dollars ($450,000.00).

4.3          Other Fees and Expenses. The Borrower shall pay all of the Lender’s reasonable and documented out-of-pocket costs and expenses, including reasonable attorney’s fees, incurred with respect to with the negotiation, execution and delivery of this Agreement.

4.4          Prepayment. The Borrower may prepay all or any portion of the principal outstanding under the Note, at any time, in minimum amounts of Five Hundred Dollars ($500,000.00) or, if less, the remaining balance of the Term Loan. No amount that is prepaid may be reborrowed. There shall be no fee associated with any such prepayment.

4.5          Late Charges and Default Interest. In the event that any payment of principal or interest due hereunder is not received by the Lender within fifteen (15) days following the date such payment is due, the Lender may assess the Borrower a late charge equal to four percent (4%) of the amount of the payment then due and owing. Notwithstanding anything herein to the contrary, upon the occurrence and continuation of an Event of Default, the Borrower shall pay interest at a rate equal to the Default Rate.

ARTICLE V.
PAYMENTS AND PRINCIPAL

5.1           Type and Manner of Payment.

(a)          The Borrower shall make each payment of principal and interest and any other amounts payable hereunder, not later than 12:00 noon (New York City time) on the date when due, as provided in section (b) below. All payments received by the Lender after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. Whenever any payment of principal or interest shall be due on a day which is not a Business Day, the date for such payment shall be extended to the next succeeding Business Day and interest shall accrue for such period. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall accrue for such extended time.

(b)          Each payment, repayment or prepayment, as applicable, of principal and interest, and each payment on account of any other fees, charges or other amounts payable under this Agreement or the Note shall be paid by the Borrower, without set-off or counterclaim to the Lender, by mail at its office located at 35 Mason Street, 4th Floor, Greenwich, CT 06830 for receipt on the day such payment is due, or by wire transfer to the Lender, in accordance with the instructions delivered by the Lender to the Borrower, or to such other location or accounts as the Lender may specify in writing to the Borrower from time to time, in immediately available funds.

5.2           Payments of Principal and Interest.

(a)          The Borrower will pay interest on the Term Loan in arrears (i) on the last day of each month (commencing on first such day to occur after the Initial Funding Date), and then on the last day of each month thereafter until the Term Loan has been paid in full and (ii) concurrently with any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid. All outstanding principal and accrued and unpaid interest on the Term Loan shall be due and payable in full to the Lender on the Maturity Date.

(b)          Immediately upon the receipt by the Borrower of the net cash proceeds of any Equity Issuance, the Borrower shall prepay the Term Loan in an aggregate amount equal to such Net Cash Proceeds.

5.3           Indemnity. The Borrower agrees to defend, protect, indemnify and hold harmless the Lender and each of its affiliates, officers, directors, employees, and agents (the “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee incurred in connection with any action or proceeding between the Borrower and any Indemnitee or between any Indemnitee and any third party or otherwise, whether or not relating to any investigative, administrative or judicial proceeding and whether or not such Indemnitee shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitee (whether direct, indirect, special, consequential, punitive or treble and whether based on any federal, state or local, or foreign, laws or other statutory regulations, including, without limitation, environmental laws, securities and commercial laws and regulations, under common law or at equitable cause, or in contract or otherwise) in any manner relating to or arising out of the Loan Documents, or any act, event or transaction related or attendant thereto or contemplated thereby, or any action or inaction by an Indemnitee under or in connection therewith, any commitments of the Lender hereunder, or the making of the Term Loan, or the management of such Term Loan, or the use or intended use of the proceeds of any Term Loan, advance or other financial accommodation provided hereunder including, in each such case, any allegation of any such matters, whether meritorious or not (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from (i) the willful misconduct or gross negligence of an Indemnitee or (ii) a material breach by such Indemnitee of its obligations under any Loan Document. The covenants of the Borrower contained in this Section 5.3 shall survive the payment in full of all amounts due and payable under the Loan Documents and the full satisfaction of all other obligations of the Borrower.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Term Loan to the Borrower, the Borrower makes the following representations and warranties.

6.1           Corporate Matters.

(a)          The Borrower (i) is a duly organized, validly existing corporation under the laws of its jurisdiction of formation, (ii) has the power to carry on business as such business is now being conducted and proposed to be conducted, and (iii) has the power to execute, deliver and perform its obligations under the Loan Documents.

(b)          The execution, delivery and performance of the Loan Documents by the Borrower has been duly authorized by all necessary corporate action and the Loan Documents are duly executed and validly delivered by the Borrower.

(c)          The execution, delivery and performance of the Loan Documents by the Borrower, and consummation by the Borrower of the transactions herein and therein contemplated, and compliance by the Borrower with the terms, conditions and provisions of the Loan Documents will not conflict with or result in a breach of any of the terms, conditions or provisions of (i) the Organizational Documents of the Borrower, (ii) any agreement or instrument to which the Borrower is now a party or by which its Property are bound, or result thereunder in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of the Borrower, (iii) any judgment or order, writ, injunction, decree or demand of any Governmental Authority, or (iv) any applicable Requirement of Law.

(d)          No material authorization, consent, approval or action of, or filing with or notice to, any Governmental Authority or any other Person, which has not been obtained, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of the Loan Documents and the performance of the Borrower’s obligations thereunder. All material permits, licenses, authorizations, consents and approvals of all Governmental Authorities necessary for the Borrower to conduct its businesses have been obtained and are in full force and effect and the Borrower has obtained any and all consents from any Person required to effect the terms and conditions of Loan Documents.

(e)          All financial statements of the Borrower delivered to the Lender have been prepared in accordance with GAAP, are true and correct in all material respects and fairly present the financial condition of the Borrower as of the respective dates thereof and results of operations for the period then ended, and no Material Adverse Change has occurred in the financial condition reflected therein since the respective dates thereof.

(f)          The Loan Documents to which the Borrower is a party are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting creditors’ rights.

6.2           Subsidiaries. Schedule 6.2 sets forth the name and jurisdiction of incorporation of each Subsidiary of the Borrower or its Subsidiaries and, as to each such Subsidiary, the percentage of each class of Stock owned by the Borrower or by any Borrower’s Subsidiary. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than those granted to employees, consultants or directors and directors’ qualifying shares) of any nature relating to any Stock of any of the Borrower’s Subsidiaries, except under the Loan Documents.

6.3           Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any material Property of any of the Borrower, at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the applicable Person, could reasonably be expected to result in a Material Adverse Change. The Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority or any agreement with any Person, which involves a reasonable possibility of any Material Adverse Change.

6.4           No Default. There is no default on the part of the Borrower under the Loan Documents and no event has occurred and is continuing which with notice or the passage of time or both would constitute a default or an Event of Default.

6.5           Solvency. The Borrower is Solvent. No transfer of Property is being made by the Borrower and no obligation is being incurred by the Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower.

6.6           Employee Benefit Plans. Each of the Borrower and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance which could not reasonably be expected to result in a Material Adverse Change. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, other than reports for which the 30 day notice requirement is waived, reports that have been filed and reports the failure of which to file could not reasonably be expected to result in a Material Adverse Change. There has been no failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, nor has there been a filing pursuant to Sections 412 and 430 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan where such events could reasonably be expected to result in a Material Adverse Change. None of the Borrower and the ERISA Affiliates has incurred or could reasonably be expected to incur any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Change. None of the Borrower and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Change.

6.7           Environmental. (a) None of the Borrower’s properties or assets has ever been used by the Borrower, or to the knowledge of Borrower, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) none of the Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) the Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property owned or operated by the Borrower, and (d) the Borrower has not received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by the Borrower resulting in the releasing or disposing of Hazardous Materials into the environment that individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

6.8           Brokerage Fees. The Borrower has not utilized the services of any broker or finder in connection with the Borrower’s obtaining financing from the Lender under this Agreement and no brokerage commission or finder’s fee is payable by the Borrower in connection herewith.

6.9           Intellectual Property. The Borrower owns, or holds licenses in, or otherwise has the right to use all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.

6.10         Title to Properties; Liens. The Borrower has (i) valid leasehold interests in (in the case of material leasehold interests in real or personal property), or (ii) good title to (in the case of all other personal property), all of its material properties and assets reflected in the financial statements referred to in Section 6.1(e), except for assets disposed of since the date of such financial statements.

6.11         Leases. The Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating, and all of such leases are valid and subsisting and no material default by the Borrower exists under any of them.

6.12         Transactions with Affiliates. The Borrower has not, directly or indirectly, entered into or permitted to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate on terms that are less favorable to the Borrower than those that might be obtained at the time from Persons who are not such an Affiliate.

6.13         Complete Disclosure. All factual information furnished by or on behalf of the Borrower in writing to the Lender or in the other Loan Documents for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower in writing to the Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.14         Compliance with Laws. The Borrower is not (a) in violation of any applicable Requirements of Law (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

6.15         Patriot Act. To the extent applicable, the Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by the Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.16         Margin Stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

6.17         Governmental Regulation. The Borrower is not subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. The Borrower is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

6.18         OFAC. The Borrower is not in violation of any of the country- or list-based economic and trade sanctions administered and enforced by OFAC. The Borrower (a) is not a Sanctioned Person or a Sanctioned Entity, (b) does not have its assets located in Sanctioned Entities, and (c) does not derive revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Term Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

6.19         Indebtedness. The Borrower has no Indebtedness that is senior to the Indebtedness evidenced by the Note and this Agreement.

ARTICLE VII.
COVENANTS OF BORROWER

From the date of this Agreement and thereafter until the later of (x) the Term Loan (including interest due thereon) and all fees to be paid by the Borrower to the Lender hereunder or under any of the Loan Documents are paid in full or (y) the Termination Date:

7.1           Corporate Status, Financial Information and Obligations.

The Borrower shall:

(a)          at all times preserve and keep in full force and effect the Borrower’s and its Subsidiaries’ valid existence and good standing and any rights and franchises material to its businesses;

(b)          furnish to the Lender (i) within ninety (90) days following the end of each respective fiscal year, copies of the audited consolidated financial statements of the Borrower and its Subsidiaries together with copies of management letters, prepared by independent certified public accountants selected by the Borrower and reasonably satisfactory to the Lender, all such financial statements to be prepared in accordance with GAAP; and (ii) as soon as available and in any event within sixty (60) days after the close of each quarter, a copy of the unaudited consolidated financial statements of the Borrower as of the end of such quarter and the related statements of income, balance sheets, revenue and expense statements, cash flow statements, balances, earnings, retained earnings and changes in financial position for such period, prepared in accordance with GAAP, certified by the chief financial or accounting officer of the Borrower, together with quarterly variance reports;

(c)          provide the Lender with copies of any audit reports or other material regulatory communications received from any Governmental Authority which could reasonably be expected to have a material impact on the Borrower’s ability to perform its obligations under the Loan Documents, and, from time to time, provide such other information regarding the operations, business affairs and financial condition of the Borrower as the Lender may reasonably request;

(d)          promptly, but in any event within 5 days after a senior officer of the Borrower has knowledge of any event or condition that constitutes a default or an Event of Default, notice thereof and a statement of the curative action that the Borrower proposes to take with respect thereto (if any);

(e)          promptly after the commencement thereof, but in any event within five (5) days after the service of process with respect thereto on the Borrower, notice of all actions, suits, or proceedings brought by or against the Borrower before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change; and

(f)          upon the request of the Lender, any other information reasonably requested relating to the financial condition of the Borrower.

7.2           Environmental.

The Borrower shall:

(a)          comply, in all material respects, with Environmental Laws and provide to the Lender documentation of such compliance which the Lender reasonably requests,

(b)          promptly notify the Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by the Borrower or any of its Subsidiaries and take any remedial actions required by Environmental Law to abate said release or otherwise to come into compliance with applicable Environmental Law, and

(c)          promptly, but in any event within 5 days of its receipt thereof, provide the Lender with written notice of any of the following: (i) notice that any Lien with respect to violation of Environmental Laws has been filed against any of the real or personal property of the Borrower, (ii) commencement of any action or notice that an action will be filed against the Borrower regarding violation of Environmental Laws, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

7.3           Taxes. The Borrower shall cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Borrower, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period or timely request such extension. The Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, federal and foreign income taxes.

7.4           Insurance. The Borrower shall maintain insurance respecting each of the Borrower’s assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Each policy of insurance shall name the Lender as an additional insured thereunder as its interests may appear, and (if obtainable by the Borrower using commercially reasonable efforts) provides for at least 30 days prior written notice to the Lender of any modification or cancellation of such policy.

7.5           Employee Benefits. The Borrower shall comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and any applicable similar non-U.S. law and (b) furnish to the Lender (i) as soon as possible after, and in any event within 30 days after any executive officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any Reportable Event has occurred, a statement of the Borrower signed by its chief financial officer or treasurer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after any such executive officer learns of receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 30 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the Borrower signed by its chief financial officer or treasurer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of any such notice given to the PBGC and (iv) promptly after any such executive officer learns thereof and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

7.6           Other Agreements. The Borrower will not enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower’s obligations under the Loan Documents.

7.7           Use of Proceeds. The proceeds of any Term Loan made under this Agreement will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock. The Borrower shall use the proceeds of any Term Loan issued hereunder in compliance with all applicable legal and regulatory requirements of any Governmental Authority (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System, the Securities Exchange Act of 1934 and the Securities Act of 1933, and any regulations thereunder).

7.8           Corporate Organization. The Borrower shall maintain its corporate existence. Without the prior written consent of the Lender, the Borrower shall not materially change or amend its Organizational Documents.

7.9           Continuation of Business. The Borrower shall (a) maintain and preserve all of its properties which are material to the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain all material licenses, certifications and permits of all Governmental Authorities necessary to continue its operations and (c) comply with all of its material agreements and contracts.

7.10         Additional Indebtedness and Activities. The Borrower shall not (a) without prior written consent to the Lender, incur any Indebtedness (including any additional Indebtedness under the BMPS Term Loan Facility) that is pari passu or senior to the Borrower’s obligations hereunder or (b) without the prior written consent of the Lender, create or suffer to exist any Lien on its assets, other than Liens created to secure the obligations of the Borrower and its Subsidiaries under the BMPS Term Loan Facility.

7.11         Disposal of Assets. The Borrower shall not convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, license, assign, transfer or otherwise dispose of) any material portion of its assets, without the prior written consent of the Lender, other than sale of inventory in the ordinary course.

7.12         Access to Books and Records. The Borrower will properly maintain its books and records and permit the Lender, by its officers and representatives, to have reasonable access to the officers of the Borrower and examine, at all reasonable times and upon reasonable prior written notice to the Borrower, the Borrower’s properties, minute books and other corporate records and books of account and financial records.

ARTICLE VIII.
EVENTS OF DEFAULT

8.1           Events of Default.

(a)          The occurrence of any one or more of the following events and the continuation thereof beyond the applicable grace period herein provided, if any, shall constitute an “Event of Default” under this Agreement:

(1)          the Borrower fails to pay all or any portion of principal due under the Note on the date due;

(2)          the Borrower fails to pay all or any portion of interest due under the Note or any fees or other amounts due under this Agreement for a period of five (5) Business Days after the date due;

(3)          the Borrower fails to comply with any of the other terms, conditions, or covenants in the Loan Documents and such default shall continue for thirty (30) days following written notice, delivered to the Borrower by the Lender, specifying such default and requiring the same to be remedied;

(4)          the Borrower fails to pay when due, beyond any applicable grace or cure period, any indebtedness in excess of Six Hundred Thousand and 00/100 Dollars ($600,000) under any other loan agreement, credit facility or guaranty;

(5)          any representation or warranty made by the Borrower herein or in any other Loan Document shall, at the time made, be false or misleading in any material respect;

(6)          the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in the involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors;

(7)          any involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property and such case or proceeding is not dismissed within sixty (60) days;

(8)          a judgment in excess of One Hundred and Twenty Thousand Five and 00/100 Dollars ($125,000) over the amount of insurance coverage therefor (where the underwriter has agreed in writing to pay such judgment) shall be rendered against any the Borrower and shall remain undischarged, undismissed and unstayed for more than ten (10) days;

(9)          any judicial decision, legislative or regulatory change or any change in the Borrower’s right to conduct business materially and adversely affects the present business, financial condition or operation of the Borrower or its properties and assets in such a manner that with the passage of time the Borrower could not comply with the terms, conditions and covenants in this Agreement; or

(10)          a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan, (iv) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan and the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (v) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (vi) the Borrower or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (vii) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, (viii) a filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or (ix) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (ix) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Change; or

(11)          An Event of Default under and as defined in the BMPS Term Loan Facility has occurred and is continuing and all obligations of the Borrower thereunder shall have been accelerated and become immediately due and payable.

(b)          If any Event of Default shall occur, the Lender may (i) terminate all or any portion of the Term Loan Commitment and/or (ii) declare the entire outstanding principal amount of the Term Loan or any portion thereof together with interest thereon and any other fees, costs and charges then payable under the Loan Documents, immediately due and payable, whereupon the same shall become immediately due and payable, without presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived by the Borrower; and in addition to the foregoing, the Lender may immediately exercise any and all other rights, remedies, and recourse available to it at law or in equity or under the Loan Documents. If an Event of Default specified in subsections 6 or 7 of this Section occurs, all amounts payable under the Loan Documents by the Borrower that would otherwise be due after the date of such Event of Default shall become immediately due and payable without any declaration or other act on the part of the Lender.

ARTICLE IX.
CONDITIONS PRECEDENT

The obligation of the Lender to make the Term Loan is subject to the satisfaction of the following conditions:

9.1           Execution Date Conditions Precedent. The Lender shall receive on or before the Execution Date:_________________________________________________

(a)          this Agreement, the Note and each other Loan Document executed by the Borrower;

(b)          a certificate of good standing for the Borrower issued by the Secretary of State of the corporation’s state of incorporation;

(c)          resolutions of the Borrower authorizing the borrowing and the execution and delivery of the Loan Documents, and appointing an authorized individual of the Borrower to execute and deliver the Loan Documents;

(d)          certified copies of the Borrower’s Organizational Documents;

(e)          such documents as shall be requested by the Lender in connection with its Know Your Customer and Anti-Money Laundering Requirements; and

(f)           a customary opinion of counsel to the Borrower.

9.2           Conditions Precedent to Each Funding on each Funding Date.

(a)          The Lender shall receive a Notice of Borrowing at least three (3) Business Days before the Funding Date.

(b)          The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Funding Date with the same effect as though such representations and warranties had been made on and as of such date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c)          At the time of and immediately after giving effect to the advance of the Term Loan on such Funding, no Event of Default, and no Event of Default under and as defined in the BMPS Term Loan Facility, has occurred and is continuing.

ARTICLE X.
MISCELLANEOUS PROVISIONS

10.1         Waiver. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power or remedy preclude the further exercise thereof, or the exercise of any other right, power or remedy.

10.2         Consent to Jurisdiction; Service of Process and Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK, NEW YORK, WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH FEDERAL OR STATE COURT IN NEW YORK TO THE EXTENT PERMITTED BY LAW. THE LENDER AND THE BORROWER WAIVE TRIAL BY JURY. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF IN ACCORDANCE WITH SECTION 10.2 OF THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.3         Notices. Except as otherwise expressly provided herein, all notices hereunder shall be in writing. Notices given by mail shall be deemed to have been given five (5) days after the date sent if sent by registered or certified mail, postage prepaid, the day after the date sent if sent by overnight mail by means of a reputable overnight delivery service and the date of delivery if sent by hand delivery. Notice shall be given to the following addressees:

If to the Borrower, to:

Sevcon, Inc.
155 Northboro Road
Southborough, Massachusetts 01772

And with a copy to:

Locke Lord LLP
111 Huntington Avenue
Boston, Massachusetts 02199

Attention: Matthew Dallett, Esq.

If to the Lender, to:

FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830

Attention: Stephen E. Loukas

or in the case of either party, such other address as such party may have designated, by written notice given in accordance with this Agreement and received by the other party to this Agreement, as its address for notices.

10.4         Costs, Expenses and Taxes. The Borrower agrees to pay the reasonable fees of the Lender’s counsel arising in connection with the preparation of the Loan Documents, and the enforcement of the Lender’s rights hereunder, plus any reasonable out-of-pocket expenses incurred by the Lender’s counsel. In addition, the Borrower agrees to pay, and to save the Lender harmless from any liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the execution and delivery of the Note. All obligations provided for in this Section 10.4 shall survive any termination of this Agreement.

10.5         Captions. Section captions used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement.

10.6         Governing Law. The Loan Documents have been negotiated and delivered in the State of New York, shall be deemed to have been made in the State of New York and shall be governed by the laws of the State of New York without regard to its choice of law provisions. All obligations of the Borrower and rights of the Lender expressed herein, and in the Note shall be in addition to and not in limitation of those provided by applicable law.

10.7         Successors and Assigns. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender, and thereafter shall be binding upon the Borrower, its successors and assigns, and upon the Lender, its successors and assigns, and shall inure to the benefit of the Borrower, the Lender and their respective successors and assigns. However, the Borrower may not assign its rights or obligations under the Loan Documents without the prior written consent of the Lender and the Lender may assign its rights in accordance with Section 10.12.

10.8         Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which shall constitute a single agreement. Delivery of an executed counterpart of this Agreement by telefacsimile, pdf file or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile, pdf file or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

10.9         Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by the Borrower or the transfer to the Lender of any Property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender related thereto, the liability of the Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

10.10       Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of the Loan Documents shall in any event be effective unless the same shall be in writing and signed and delivered by the Lender and the Borrower, as applicable, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

10.11       Inconsistencies. The Loan Documents shall be construed to the extent reasonable to be consistent, one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any Loan Document, the terms and conditions of this Agreement shall govern.

10.12       Assignments and Participations.

(a)          Subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), the Lender shall have the right at any time and from time to time, to assign its Term Loan Commitment and rights hereunder to one or more commercial banks, insurance companies, finance companies, financial institutions, funds that invests in loans or Affiliates of the Lender (other than a competitor of the Borrower) (each an “Assignee”); provided, that no consent of the Borrower shall be required for any assignment to any Affiliate of the Lender that is a fund which is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (x) the Lender or (y) an entity which administers, advises or manages the Lender. The Lender may furnish any information concerning the Borrower in its possession from time to time to such prospective Assignees.

(b)          The Lender shall have the unrestricted right at any time and from time to time, to assign the Term Loan or any portion thereof and rights hereunder to one or more Assignees. The Lender may furnish any information concerning the Borrower in its possession from time to time to such prospective Assignees.

(c)          The Lender shall have the unrestricted right at any time and from time to time, to grant to one or more commercial banks, insurance companies, finance companies, financial institutions, funds that invests in loans or Affiliates of the Lender (other than a competitor of the Borrower) (each, a “Participant”) participating interests in the Lender’s Term Loan Commitment and/or Term Loan and rights hereunder; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of the Term Loan Commitment and other obligations under this Agreement and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Participants.

10.13       Reserved.

10.14       Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

10.15       Limitation of Liability. The Borrower agrees that no claim may be made by the Borrower or any other person against the Lender or its affiliates, directors, officers, employees, or agents for any special, indirect, consequential, punitive or treble damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Loan Documents, or any act, omission or event occurring in connection herewith or therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any and all special, indirect, consequential, punitive or treble damages, whether or not accrued and whether or not known or suspected to exist in its favor. Nothing in this Section 10.15 shall limit the liability of the Lender, its affiliates, directors, officers, employees, or agents for their gross negligence or willful misconduct.

10.16       Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the Lender and the Borrower with respect to the Loan and the written and executed form of this Agreement and the Loan Documents expressly supersede any previous writings or oral agreements between the Lender and the Borrower and their Affiliates, agents and employees.

10.17       Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the credit parties, which information includes the names and addresses of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act and as specifically requested in writing by the Lender. In addition, if the Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Borrower and (b) OFAC/PEP searches and customary individual background checks for the Borrower’s senior management and key principals, and the Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses hereunder and be for the account of the Borrower.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be delivered as of the day and year first written above.

SEVCON, INC.

By:	/s/ Matthew Boyle
Name:	Matthew Boyle
Title:	Chief Executive Officer & President

FRONTFOUR CAPITAL GROUP LLC

By:	/s/ Steven Loukas
Name:	Steven Loukas
Title:	Managing Member

EXHIBIT A

PROMISSORY NOTE

$10,000,000.00	New York, New York
May [ ], 2017

Unless otherwise expressly provided herein, all capitalized terms in this Promissory Note (the “Note”) shall have the meanings given to them in the Loan Agreement dated as of the date hereof, between the undersigned (the “Borrower”) and FrontFour Capital group, LLC (the “Lender”), as the same may be amended, extended, replaced, or modified from time to time (the “Loan Agreement”).

FOR VALUE RECEIVED, the Borrower promises to pay to the order of the Bank, when due as provided herein, at the office of the Lender located at 35 Mason Street, 4th Floor, Greenwich, CT 06830, the aggregate principal amount of TEN MILLION and 00/100 DOLLARS ($10,000,000.00) or such portion thereof as may be advanced by the Lender pursuant to Section 2.2 of the Loan Agreement, together with interest as provided in the Loan Agreement.

The Borrower is obligated to pay the unpaid principal balance of this Note to the Lender, as provided in Section 5.2 of the Loan Agreement. Accrued interest shall be payable in the amounts and on the dates provided in the Loan Agreement. All outstanding principal and accrued unpaid interest, costs and fees shall become due on the Maturity Date (whether by acceleration or otherwise).

The Borrower may prepay all or any part of the principal outstanding under the Note at any time, without premium or penalty.

Any holder of this Note may declare all indebtedness evidenced by this Note to be immediately due and payable whenever such holder has the right to do so under the Loan Agreement.

This Note shall be governed by the laws of the State of New York. The Borrower agrees to pay all costs and expenses incurred by the holder hereof in enforcing this Note, including, without limitation, reasonable attorney’s fees and legal expenses.

THE BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first above written.

BORROWER:

SEVCON, INC.

By:__
Name:
Title:

Signature Page to Sevcon, Inc. Promissory Note

EXHIBIT B
NOTICE OF BORROWING

TO:	FrontFour Capital Group, LLC

RE:
Loan Agreement, dated as of May 22, 2017, between Sevcon, Inc. (the “Borrower” and FrontFour Capital Group, LLC (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:	[Date]

The undersigned hereby requests a borrowing of the Term Loan.

1.	On____________________ (the “Funding Date”).

2.	In the amount of $

3.	Disbursed in accordance with the following instructions:

The Borrower hereby represents and warrants that (a) the representations and warranties of the Borrower set forth in the Loan Agreement are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which are true and correct in all respects) on and as of the Funding Date with the same effect as though such representations and warranties had been made on and as of such date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period and (b) at the time of and immediately after giving effect to the advance of the Term Loan on such Funding date, no Event of Default, and no Event of Default under and as defined in the BMPS Term Loan Facility, has occurred and is continuing.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SEVCON, INC.

By:
Name:
Title:

EXHIBIT C
NOTICE OF COMMITMENT PERIOD EXTENSION

TO:	FrontFour Capital Group, LLC

RE:
Loan Agreement, dated as of May 22, 2017, between Sevcon, Inc. (the “Borrower” and FrontFour Capital Group, LLC (the “Lender”) (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement)

DATE:	[Date]

The undersigned hereby extends the Commitment Period to [ ], 2017 and simultaneously herewith has sent $150,000 to you in accordance with the provisions of Section 5.1(b) of the Loan Agreement.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

SEVCON, INC.

By:
Name:
Title:

Schedule 6.2

Subsidiary	Jurisdiction of Incorporation
Sevcon USA, Inc.	Delaware, USA
Sevcon Security Corp.	Massachusetts, USA
Sevcon Limited	United Kingdom
Industrial Capacitors (Wrexham) Limited	United Kingdom
Sevcon SAS	France
Sevcon S.r.l.	Italy
Bassi S.r.l.	Italy
Sevcon Asia Limited	South Korea
Sevcon Japan KK	Japan
Sevcon Canada Inc.	Ontario, Canada
Sevcon GmbH	Germany